Exhibit 99.1

SWK Holdings Corporation Announces Financial Results for Second Quarter 2023

Conference Call and Live Audio Webcast Scheduled for Wednesday, August 9, 2023, at 5:00 p.m. ET

Corporate Highlights

•	Second quarter 2023 GAAP net income was $3.9 million or $0.31 per diluted share, compared with net income of $0.6 million or $0.04 per diluted share, for the second quarter 2022
•	Closed a $45.0 million credit facility with First Horizon Bank
•	Year-to-date Enteris has booked $2.0 million of CDMO projects and has $9.0 million of CDMO proposals outstanding, which is expected to drive revenue growth in 2H23
•	During the quarter SWK repurchased 272,492 shares of common stock for a total cost of $4.6 million, or $16.88 per share; Year-to-date through August 5, 2023, SWK has repurchased 327,241 shares for a total cost of $5.6 million, or $16.96 per share.

Finance Receivables Segment Highlights

•	Second quarter 2023 finance receivables segment adjusted non-GAAP net income was $7.6 million, compared with adjusted non-GAAP net income of $4.6 million for the second quarter 2022
•	As of June 30, 2023, gross finance receivables were $234.1 million, a 34% increase from June 30, 2022
•	Second quarter of 2023 finance portfolio effective yield was 14.5%, a 30-basis-point increase from the second quarter of 2022
•	During the quarter, Flowonix Medical assets were sold to Algorithm Sciences, Inc with SWK receiving cash and future royalties
•	After quarter close, certain Ideal Implant assets were sold to a privately-held aesthetics company. SWK is expected to receive a sales-based royalty as a result of this sale. Based on currently available information, SWK believes the June 30, 2023 Ideal Implant GAAP value of $4.3 million is indicative of the value of the position
•	SWK is pursuing financings at both the preliminary proposal and term sheet stage and anticipates multiple closings during the second half of 2023
•	As of June 30, 2023, book value per share was $21.79
•	As of June 30, 2023, non-GAAP tangible financing book value per share was $18.95, an 8% increase compared to June 30, 2022 after adjusting for the implementation of CECL on January 1, 2023

Dallas, TX, August 9, 2023 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science-focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the second quarter ended June 30, 2023.

“Our second quarter results were in line with internal expectations, with the finance segment generating $7.6 million of adjusted non-GAAP net income, representing a 12% annualized return on tangible book value. The portfolio generated an attractive return profile with an effective yield of 14.5% and a realized yield of 15.4%. We expect our portfolio yield to benefit from the recent reference-rate increases coupled with pricing discipline on new financings.

“Gross finance receivables declined sequentially to $234.1 million due to the sale of the Acer loan; however, we anticipate closing multiple loans in the second half of 2023, which we expect will lead to finance receivables growth,” stated Jody Staggs, President and CEO of SWK. “We are pleased to have achieved a resolution for the Flowonix Medical loan as well as the Ideal Implant royalty and at this time do not anticipate taking impairments on either position.”

Mr. Staggs continued: “The team at our Enteris operating subsidiary has booked $2.0 million of CDMO projects and is bidding on an additional $9.0 million of work which is expected to drive revenue growth in the second half of 2023. Enteris 2Q23 operating expenses totaled $2.5 million, although this included approximately $1.0 million of non-recurring costs consisting of employee retention payments and a final payment to our CRO vendor. For the second half of 2023, we expect Enteris quarterly operating expenses will total approximately $1.5 million. We believe the improving revenue trend coupled with a lower expense base bodes well for improved profitability in the second half of 2023. We continue to evaluate strategic alternatives for Enteris and will provide updates as progress is made.”

Mr. Staggs concluded: “We made significant progress towards key initiatives during the first half of 2023 including securing a larger and more-flexible credit facility, improving the financial performance at Enteris, finalizing two workouts, and year-to-date repurchasing $5.6 million of SWK shares at a 23% discount to the current book value. For the second half of the year, we will be focused on diligently sourcing, underwriting, and closing new financings, securing additional balance sheet capital, evaluating a third-party asset management business line, and working with the team at Enteris to maximize value.”

Second Quarter 2023 Financial Results

For the second quarter 2023, SWK reported total revenue of $9.5 million, a 36.8% increase compared to $6.9 million for the second quarter 2022. The $2.5 million increase in Finance Receivables segment revenue was primarily due to $2.5 million increase in interest and fees earned due to funding new and existing loans, a $0.8 million increase in interest income due to an overall increase in reference rates, and a net $0.5 million increase in royalty revenue when compared to the same period of the previous year. The increase was partially offset by a $1.3 million decrease in interest, royalties, and fees earned on finance receivables that were paid off in 2022 and 2023.

Pre-tax net income for the quarter was $5.4 million, compared to $0.7 million for the same period of the previous year. The year-over-year increase is primarily due to a $2.6 million increase in consolidated revenue, partially offset by a $0.4 million decrease in operating expenses in both segments.

GAAP net income for the quarter ended June 30, 2023, increased 596.3% to $3.9 million, or $0.31 per diluted share, from $0.6 million, or $0.04 per diluted share, for the second quarter 2022.

For the second quarter 2023, non-GAAP adjusted net income was $5.1 million, a 135.7% increase from $2.2 million for the second quarter 2022. Non-GAAP adjusted net income for the Finance Receivables segment was $7.6 million, a 64.3% increase from $4.6 million for the second quarter 2022.

During the twelve months ended June 30, 2023, there were $30.7 million of loan repayments and royalty paydowns, which were offset by $83.4 million of new and existing investment funding. As a result, income-producing assets (defined as finance receivables and corporate debt securities) totaled $223.0 million as of June 30, 2023. This is a 27.5% increase compared with income-producing assets of $175.0 million as of June 30, 2022. Total investment assets, which include income-producing assets plus equity-linked securities, totaled $224.5 million as of June 30, 2023, compared to $177.9 million as of June 30, 2022. The June 30, 2023 figures are net of an $11.1 million allowance for credit losses due to the January 1, 2023 adoption of CECL.

Book value per share was $21.79 as of June 30, 2023, representing a 7% year-over-year increase after adjusting for the implementation of CECL. Non-GAAP tangible financing book value per share was $18.95 as of June 30, 2023, representing an 8% year-over-year increase after adjusting for the implementation of CECL. Management views non-GAAP tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Non-GAAP tangible financing book value per share removes the value of the deferred tax assets and Enteris net asset value.

Tables detailing SWK’s financial performance for the second quarter of 2023 are below.

Portfolio Status

SWK has signed term sheets for two financings totaling $11.0 million, which it anticipates closing during the second half of 2023. SWK is also pursuing multiple deals at the preliminary proposal stage. While there is no guarantee these transactions will close, we anticipate our strong pipeline will drive finance receivables growth in the second half of 2023.

For the second quarter 2023, the realized yield of the finance receivables portfolio was 15.4%, versus 15.0% for the same period in the previous year. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield may differ from the effective yield due to a variety of factors, but historically realized yields have exceeded effective yields due principally to loan prepayments and royalty performance that exceeded the underwriting model.

As of June 30, 2023, non-accrual finance receivables totaled $19.0 million. Of the total $19.0 million, $7.1 million consisted of royalty purchases, while the remaining $11.9 million consisted of the loan to Flowonix Medical, Inc.

In June 2023, the Flowonix Medical assets were sold to Algorithm Sciences, Inc. Post the second quarter close, SWK received a cash payment of $1.5 million and anticipates receiving an additional $0.5 million cash payment from the Flowonix estate by year end. SWK expects to receive a sales-based royalty on the existing product as well as a product under development.

After the second quarter close, certain assets of Ideal Implant were sold to a privately held aesthetics company. SWK expects to receive a sales-based royalty on the existing product. Based on the currently available information, SWK believes the June 30, 2023 GAAP carrying value of $4.3 million is indicative of the value of the Ideal position.

During the quarter, SWK sold its loan to Acer Therapeutics, Inc. to a third party. SWK received $14.0 million as well as additional warrants in Acer Therapeutics as a result of the sale.

As of June 30, 2023, SWK had $7.4 million of unfunded commitments.

Total portfolio investment activity for the three months ended June 30, 2023 and 2022 was as follows (in thousands):

	Three Months Ended June 30,
	2023	2022
Beginning Portfolio	$237,787	$195,759
Early/loan payoff	(13,942)	(15,000)
Benefit (provision) for credit losses	682	—
Interest paid-in-kind	606	865
Investment in finance receivables	111	2,650
Loan discount and fee accretion	454	284
Remeasurement of finance receivable	(864)	—
Net unrealized gain (loss) on marketable investments and warrant assets	399	(991)
Principal payments received on investments	(154)	(1,008)
Royalty paydown	(988)	(1,218)
Warrant and equity investments, net of sales and cancellations	377	75
Ending Portfolio	$224,468	$181,416

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three months ended June 30, 2023 and 2022. The table eliminates provisions for (benefits from) income taxes, non-cash mark-to-market changes on warrant assets and equity securities, and amortization of Enteris intangible assets and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended June 30,
	2023	2022
Net income	$3,934	$565
Add: income tax expense	1,454	182
Add: Enteris amortization expense	426	425
Add (Subtract): unrealized net (gain) loss on warrant assets	(399)	472
Add: unrealized net loss on equity securities	—	519
Subtract: foreign currency transaction gain	(316)	—
Adjusted income before income tax expense	5,099	2163
Add: income tax expense	—	—
Non-GAAP adjusted net income	$5,099	$2,163

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) (gain) loss on remeasurement of contingent consideration.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before income tax expense, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three months ended June 30, 2023 and 2022. The table eliminates Enteris operating loss. The adjusted income before income tax expense is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on warrant assets and equity securities.

	Three Months Ended June 30,
	2023	2022
Non-GAAP adjusted net income	$5,099	$2,163
Add: Enteris operating loss, excluding amortization expense and change in fair value of contingent consideration	2,515	2,471
Adjusted Finance Receivables segment income before income tax expense	$7,614	$4,634
Adjusted income tax expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$7,614	$4,634

Non-GAAP Tangible Finance Book Value Per Share

The following table provides a reconciliation of SWK’s GAAP book value per share to its non-GAAP tangible finance book value per share as of June 30, 2023 and 2022. The table eliminates the deferred tax assets, intangible assets, goodwill, Enteris property and equipment and acquisition-related contingent consideration.

	Three Months Ended June 30,
	2023	2022
GAAP shareholders’ equity	$273,884	$271,530
Shares outstanding	12,567	12,839
GAAP book value per share	$21.79	$21.15

Subtract: Deferred tax assets, net	25,689	19,281
Subtract: Intangible assets, net	7,339	9,042
Subtract: Goodwill	8,404	8,404
Subtract: Enteris property and equipment, net	5,492	6,057
Add: Contingent consideration payable	11,200	8,530
Non-GAAP tangible finance book value	238,160	237,276
Shares outstanding	12,567	12,839
Non-GAAP tangible book value per shares	$18.95	$18.48

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition.

In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris operating losses.

Non-GAAP tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in the Company’s industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Wednesday, August 9, 2023 at 5:00 p.m. ET, to discuss its corporate and financial results for the second quarter 2023.

Interested participants and investors may access the conference call by dialing either:

(844) 378-6488 (U.S.)

(412) 317-1079 (International)

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 6:30 p.m. ET, on August 9, 2023.

About SWK Holdings Corporation

SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. SWK also owns Enteris BioPharma, a clinical development and manufacturing organization providing development services to pharmaceutical partners as well as innovative formulation solutions built around its proprietary oral drug delivery technologies, the Peptelligence® platform. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor For Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng (Investors)

dboateng@tiberend.com

Jason Rando (Media)

jrando@tiberend.com

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$6,805	$6,156
Interest and accounts receivable, net	4,381	3,094
Other current assets	1,885	1,114
Total current assets	13,071	10,364

Finance receivables, net of allowance for credit losses of $11,104 and $11,846, as of June 30, 2023 and December 31, 2022, respectively	222,950	236,555
Collateral on foreign currency forward contract	2,750	2,750
Marketable investments	59	76
Deferred tax assets, net	25,689	24,480
Warrant assets	1,459	1,220
Intangible assets, net	7,339	8,190
Goodwill	8,404	8,404
Property and equipment, net	5,598	5,840
Other non-current assets	3,123	1,742
Total assets	$290,442	$299,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	2,996	3,902
Revolving credit facility	—	2,445
Total current liabilities	2,996	6,347

Contingent consideration payable	11,200	11,200
Other non-current liabilities	2,362	2,145
Total liabilities	16,558	19,692

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,566,519 and 12,843,157 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	12	12
Additional paid-in capital	4,425,991	4,430,922
Accumulated deficit	(4,152,119)	(4,151,005)
Total stockholders’ equity	273,884	279,929
Total liabilities and stockholders’ equity	$290,442	$299,621

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Finance receivable interest income, including fees	$9,278	$6,828	$18,538	$17,243
Pharmaceutical development	183	114	301	350
Other	36	—	69	480
Total revenues	9,497	6,942	18,908	18,073
Costs and expenses:
Provision (benefit) for credit losses	(682)	—	(682)	—
Interest expense	363	80	545	160
Pharmaceutical manufacturing, research and development expense	1,509	1,480	2,228	3,381
Depreciation and amortization expense	637	626	1,285	1,330
General and administrative	2,997	3,018	5,537	6,178
Income from operations	4,673	1,738	9,995	7,024
Other income (expense), net
Unrealized net gain (loss) on warrants	399	(472)	(583)	(1,165)
Unrealized net loss on equity securities	—	(519)	—	(547)
Gain on foreign currency transactions	316	—	502	—
Income before income tax expense	5,388	747	9,914	5,312
Income tax expense	1,454	182	1,345	1,269
Net income	$3,934	$565	$8,569	$4,043

Net income per share
Basic	$0.31	$0.04	$0.67	$0.32
Diluted	$0.31	$0.04	$0.67	$0.31
Weighted average shares outstanding
Basic	12,741	12,835	12,787	12,833
Diluted	12,785	12,885	12,830	12,882

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$8,569	$4,043
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for credit losses	(682)	—
Right-of-use asset amortization	156	113
Amortization of debt issuance costs	168	29
Deferred income taxes	1,316	1,257
Change in fair value of warrants	583	1,165
Change in fair value of equity securities	—	547
Foreign currency transaction loss	1,049	—
Loan discount and fee accretion	(2,297)	(780)
Interest paid-in-kind	(957)	(1,599)
Stock-based compensation	199	251
Depreciation and amortization	1,285	1,330
Changes in operating assets and liabilities:
Interest and accounts receivable	(1,287)	(66)
Derivative assets and liabilities, net	(1,565)	—
Other assets	(792)	(256)
Accounts payable and other liabilities	(357)	(2,526)
Net cash provided by operating activities	5,388	3,508

Cash flows from investing activities:
Proceeds from sale of investments	13,942	—
Investment in finance receivables	(13,101)	(25,350)
Repayment of finance receivables	3,041	34,195
Corporate debt securities principal payments	17	21
Purchases of property and equipment	(191)	(111)
Net cash provided by investing activities	3,708	8,755

Cash flows from financing activities:
Payments for financing costs	(872)	—
Net payments on credit facility	(2,445)	(8)
Repurchases of common stock, including fees and expenses	(5,130)	—
Net cash used in financing activities	(8,447)	(8)

Net increase in cash and cash equivalents	649	12,255
Cash and cash equivalents at beginning of period	6,156	42,863
Cash and cash equivalents at end of period	$6,805	$55,118